Exhibit 99.1

Contacts

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Reports Second Quarter Financial Results for 2003

Watertown, MA (August 5, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing products that improve the safety of the transfusion blood supply, today announced its financial results for the quarter ended June 28, 2003.

For the second quarter of 2003, Vitex reported a net loss of $6.6 million or $0.23 per share, compared to a net loss of $5.5 million, or $0.24 per share, for the second quarter of 2002. Research and development spending decreased to $5.3 million in the second quarter of 2003 compared to $6.3 million in the second quarter of 2002. The decrease primarily reflects a non-recurring $1 million royalty payment made in Q2 2002 in connection with engineering services on the INACTINE red cell automated delivery system. For the six month period ended June 28, 2003, Vitex reported a net loss of $12.9 million in comparison with a net loss of $9.4 million in 2002.

During the second quarter, Vitex completed equity financings including a rights offering of $14.4 million and a $4 million Pall Corporation equity milestone investment, raising a total of $18.4 million. The Company repaid a $5 million revolving credit facility and ended the quarter with a cash position of $12.0 million.

“We were please to achieve our fundraising goals for the quarter and to move forward in our clinical trial program,” said Mr. John R. Barr, President and CEO of Vitex. “We continued to expand participation in our Phase III clinical trials. We also have ongoing discussions with potential marketing partners and hope to report significant progress during the second half of 2003.”

Significant highlights for Q2 2003 include:

•	Completed equity financings including a rights offering and a milestone investment raising a total of $18.4 million.

•	Expanded the number of clinical trial sites in the Phase III trials for the INACTINE system for red blood cells.

•	Reported on the capability of the INACTINE red cell system to inactivate both the Toronto and the Asian strains of the virus that causes SARS (severe acute respiratory syndrome).

•	Announced publication in the scientific medical journal “Transfusion” of an article covering the effectiveness of INACTINE in eradicating high titers of West Nile Virus.

•	Received notification from the American Association of Blood Banks of the acceptance for presentation at their upcoming November Conference of eleven abstracts relating to Vitex’s INACTINE technology.

Vitex will hold a conference call to discuss the second quarter results at 8:30 AM (EDT) on Tuesday, August 5. Callers are invited to join the company at (800) 223-9488; replay will be available for 72 hours at (800) 938-2305.

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

(Financial tables follow)

V.I. TECHNOLOGIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	Thirteen weeks ended		Twenty-six weeks ended
	June 28, 2003 (unaudited)	June 29, 2002 (unaudited)	June 28, 2003 (unaudited)	June 29, 2002 (unaudited)
Revenues:
Partner research funding	$104	$1,878	$209	$3,839

Cost and expenses:
Research and development costs	5,267	6,333	10,593	11,165
General and administrative expenses	1,096	1,163	2,221	2,383

Total operating costs and expenses	6,363	7,496	12,814	13,548

Loss from operations	(6,259)	(5,618)	(12,605)	(9,709)
Other (expense) income, net	(310)	126	(328)	268

Net loss	$(6,569)	$(5,492)	$(12,933)	$(9,441)

Basic and diluted net loss per share	$(0.23)	$(0.24)	$(0.51)	$(0.42)

Weighted average number of shares	27,985	22,746	25,389	22,743

V.I. TECHNOLOGIES, INC.

CONDENSED BALANCE SHEET

(in thousands)

	June 28, 2003 (unaudited)	December 28, 2002 (unaudited)
Cash and cash equivalents	$12,048	$7,249
Other current assets	1,493	7,186
Property and equipment, net	4,588	4,961
Goodwill and intangibles, net	3,241	3,365
Other assets	4,626	—

Total assets	$25,996	$22,761

Accounts payable and accrued expenses	$3,993	$2,660
Deferred revenue	1,031	1,107
Term debt and capital lease obligations	2,976	6,135
Stockholders’ equity	17,996	12,859

Total liabilities and stockholders’ equity	$25,996	$22,761